Camden National Corporation Reports Record Earnings

2011 Earnings Reflect a 6% Increase Over 2010

CAMDEN, Maine, Jan. 31, 2012 /PRNewswire/ -- Camden National Corporation (NASDAQ: CAC; "Camden National" or "Company") reported record net income of $26.2 million for the full year 2011 compared with $24.8 million in 2010, an increase of $1.4 million, or 6%. Earnings per diluted share for 2011 and 2010 were $3.41 and $3.23, respectively.

"While facing a challenging economic and interest rate environment, we're proud of Camden National's strength and perseverance in 2011, which helped generate record earnings of $26.2 million," said Gregory A. Dufour, president and chief executive officer of Camden National Corporation. "This performance provided the Company the opportunity to reward its shareholders with a special dividend in December, in addition to our normal dividend, while allowing us the ability to serve our customers' needs on both an individual and community basis."

Financially, the Company's 2011 results reflect the following:

  Strengthened the Company's capital position as shown by increasing the Tier 1 leverage capital ratio to 9.59% at December 31, 2011, up from 8.77% the previous year.
  Increased the allowance for loan losses to 1.52% of loans at December 31, 2011, up from 1.46% the previous year.
  Generated return on average assets of 1.13% and return on average equity of 12.16% for the full year of 2011.

"Based on the most recent Bank Holding Company Performance Report dated September 30, 2011, our return on average assets and average equity should place Camden National in the top 25% of its national peer group and number one for Maine banks," said Dufour.

Fourth quarter 2011 net income was $5.8 million, compared to net income of $6.4 million in the fourth quarter of 2010. Earnings per diluted share for the fourth quarter of 2011 and 2010 were $0.76 and $0.84, respectively. Net income for the fourth quarter of 2011 decreased $587,000, or 9%, compared to the fourth quarter of 2010 primarily due to a decline in net interest income, an increase in the loan loss provision, a $2.0 million gain on sale of securities, and a $2.3 million expense related to the prepayment of wholesale borrowings.

Balance Sheet Highlights

Total assets at December 31, 2011 were $2.3 billion, a slight decline of $3.3 million compared to December 31, 2010. At December 31, 2011, total loans were $1.5 billion, a decrease of $10.2 million, or 1%, compared to a year ago. The decrease in total loans was primarily related to the residential real estate loan portfolio, which declined by $17.4 million due to the sale of thirty-year fixed rate mortgages totaling $27.6 million. The commercial and commercial real estate portfolios grew $4.5 million and $6.0 million, respectively, while consumer and home equity balances declined $3.2 million.

Total deposits of $1.6 billion at December 31, 2011 increased $75.6 million, or 5%, compared to December 31, 2010. During 2011, we experienced strong core deposit growth of $133.9 million, or 14%, which offset the decline in retail certificates of deposit of $69.2 million, or 15%. The overall growth across our core deposits reflects excess customer liquidity and success in obtaining several large deposit relationships.

During the fourth quarter of 2011, the Company sold $38.0 million in securities, which resulted in a $2.0 million gain. At the same time, the Company prepaid $70.0 million in wholesale borrowings, resulting in prepayment penalties totaling $2.3 million. These borrowings had an average cost of 4.90% and an average remaining maturity of 10 months. Although the Company re-invested the cash flow from the securities sales at lower yields, the cost of funding was reduced and should result in a positive contribution to net interest income over the next two years.

Asset Quality and the Provision for Credit Losses

"Camden National's overall credit quality improved during 2011, with net loan charge-offs declining to $4.0 million in 2011 from $4.3 million in 2010," reported Dufour. "We have seen a shift in our non-performing asset mix with the stabilization of commercial credits, but increased stresses in the residential and consumer portfolios."

Non-performing assets increased to $29.3 million, or 1.27% of total assets at December 31, 2011, compared to $24.8 million, or 1.08% of total assets at December 31, 2010. The provision for credit losses for 2011 and 2010 was $4.7 million and $6.3 million, respectively. The allowance for credit losses to total loans increased to 1.52% at December 31, 2011 compared to 1.46% a year ago.

Net Interest Income

Net interest income for the year ended December 31, 2011, was $75.2 million, an increase of $929,000, or 1%, compared to $74.3 million for the same period a year ago. The increase in net interest income was primarily due to growth in our average earning assets of $39.2 million, partially offset by a 3 basis point decline in our net interest margin. The tax equivalent net interest margin was 3.57% and 3.60% for the years ended December 31, 2011 and 2010, respectively.

Yields on our earning assets, which averaged 4.65% in 2011 and 5.04% in 2010, have continued to decline as cash flows are reinvested at lower rates. The cost of funds averaged 1.27% in 2011, compared to 1.64% in 2010, as a result of lower interest rates and a favorable shift in the deposit mix to lower cost transaction accounts.

Net interest income for the fourth quarter of 2011 decreased $341,000, compared to the fourth quarter of 2010. The decrease was primarily related to the decline in average earning assets of $43.2 million. The fourth quarter 2011 tax equivalent net interest margin of 3.54% was unchanged from the same period a year ago.

Non-Interest Income and Non-Interest Expense

Non-interest income for the year ended December 31, 2011, was $23.1 million, an increase of $2.2 million, or 11%, compared to the same period in 2010. The increase was primarily due to a $2.2 million gain on the sale of securities, a $1.1 million increase in loan servicing income, and proceeds on bank-owned life insurance of $740,000, partially offset by a $2.0 million legal settlement received in 2010.

Non-interest income was $7.1 million for the fourth quarter of 2011, an increase of $2.1 million, or 41%, from the fourth quarter of 2010. The increase was primarily due to a $2.0 million gain on the sale of securities.

Non-interest expense for the year ended December 31, 2011 was $55.6 million, an increase of $2.6 million, or 5%, compared to the same period in 2010. Other than the $2.3 million borrowing prepayment expense in 2011, non-interest expense increased only $342,000, or 1%, compared to a year ago. Salaries and employee benefit costs increased 9% due to merit and increased employee incentive compensation based on the Company's 2011 financial performance, which exceeded the benchmarks determined by the board of directors. Other real estate owned (OREO) and collections costs declined 39% due to lower write-downs on OREO properties and regulatory assessment fees declined 32% due to lower FDIC deposit assessment rates.

Non-interest expense of $15.7 million increased $2.0 million, or 15%, from fourth quarter of 2010. This increase was primarily related to a $2.3 million charge for the early extinguishment of borrowings.

Dividends and Capital

The board of directors approved a dividend of $0.25 per share, payable on January 31, 2012, to shareholders of record on January 17, 2012. In addition, the board of directors authorized a special dividend of $0.50 per share, payable on December 30, 2011. This resulted in an annual dividend yield of 4.60% for the year, based on the December 30, 2011, closing price of $32.60 per share for Camden National's common stock, as reported on NASDAQ.

Camden National's total risk-based capital ratio increased to 15.95% at December 31, 2011, compared to 15.05% at December 31, 2010, as capital levels increased from retained earnings. Camden National and its wholly-owned subsidiary Camden National Bank exceeded the minimum total risk-based, Tier 1 and Tier 1 leverage ratios of 10.0%, 6.0%, and 5.0%, respectively, required by the Federal Reserve for an institution to be considered "well capitalized."

The board of directors also authorized the 2011 Common Stock Repurchase Program for the repurchase of up to 500,000 shares, or approximately 6.5% of the Company's outstanding common stock over the next year.

"One important component of our capital plan is a stock buyback program which will provide flexibility to efficiently return capital to our shareholders," Dufour explained. "The Repurchase Program allows the buyback of common shares at times when the market may not value our stock appropriately." The Repurchase Program will expire on October 1, 2012.

Annual Meeting

Camden National Corporation has scheduled its annual meeting of shareholders for Tuesday, May 1, 2012, at 3:00 p.m. local time, at the Company's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Route One, Rockport, Maine. The date for determining the Company's shareholders of record for the annual meeting is March 5, 2012.

About Camden National Corporation

Camden National Corporation, headquartered in Camden, Maine, is the holding company employing more than 400 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 38 banking offices throughout Maine. Acadia Trust, N.A. offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services.

Forward-Looking Statements

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections, and statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "plan," "target," or "goal," or future or conditional verbs such as "will," "may", "might", "should," "would", "could" and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden National. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden National to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include, but are not limited to, the following: (1) general, national, regional or local economic conditions which are less favorable than anticipated; (2) changes in loan default and charge-off rates; including such actions resulting from worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (3) competitive pressures on pricing of products and services; (4) the success, impact, and timing of our business strategies, including market acceptance of any new products or services; (5) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare financial statements; (6) the extended disruption of vital infrastructure due to a natural disaster; (7) the final outcome of significant litigation or threatened litigation; (8) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including, among other things, the process followed for foreclosing residential mortgages; (9) declines in the securities and financial markets; (10) reductions in deposit levels; (11) declines in mortgage loan refinancing, equity loan and line of credit activity; (12) changes and movements in the domestic interest rate environment and inflation; (13) changes in the carrying value of investment securities and other assets; (14) further actions by the U.S. government and Treasury Department, including actions similar to the Federal Home Loan Mortgage Corporation conservatorship, which could have a negative impact on Camden National's investment portfolio and earnings; (15) misalignment of Camden National's interest-bearing assets and liabilities; (16) increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; (17) changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and future regulations to be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, to implement the Dodd-Frank Act's provisions, any of which could lead to changes in the competitive balance among financial institutions, restrictions on bank activities; and, (18) changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, Federal and State laws, Internal Revenue Service regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect or maximize our financial interests in certain loan situations. Additional factors that could also cause results to differ materially from those described above can be found in the Company's periodic reports. For more information about these factors please see our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and Camden National does not promise and assumes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Use of Non-GAAP Financial Measures

This document may contain non-GAAP financial measures where management believes them to be helpful in understanding Camden National's results of operations or financial position. If and where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can also be found in this document or the Form 8-K related to this document, all of which can be found on Camden National's website at www.camdennational.com.

Annualized Data

Certain returns, yields, and performance ratios, are presented on an "annualized" basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts.

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Statement of Condition Data (unaudited)

	December 31,	December 31,
(In thousands, except number of shares)	2011	2010

Assets
Cash and due from banks	$39,325	$31,009
Securities
Securities available for sale, at fair value	590,036	553,579
Securities held to maturity, at amortized cost	-	36,102
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,962	21,962
Total securities	611,998	611,643
Trading account assets	2,244	2,304
Loans held for sale	6,061	5,528
Loans	1,514,028	1,524,752
Less allowance for loan losses	(23,011)	(22,293)
Net loans	1,491,017	1,502,459
Goodwill and other intangible assets	45,194	45,821
Bank-owned life insurance	43,672	43,155
Premises and equipment, net	24,113	25,044
Deferred tax asset	13,486	12,281
Interest receivable	6,431	6,875
Prepaid FDIC assessment	4,796	6,155
Other real estate owned	1,682	2,387
Other assets	12,701	11,346
Total assets	$2,302,720	$2,306,007

Liabilities
Deposits
Demand	$256,330	$229,547
Interest checking, savings and money market	828,977	721,905
Retail certificates of deposit	395,431	464,662
Brokered deposits	110,628	99,697
Total deposits	1,591,366	1,515,811
Federal Home Loan Bank advances	136,860	214,236
Other borrowed funds	275,656	302,069
Junior subordinated debentures	43,717	43,614
Accrued interest and other liabilities	36,245	24,282
Total liabilities	2,083,844	2,100,012

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,664,975 and 7,658,496 shares on December 31, 2011
and 2010, respectively	51,438	50,936
Retained earnings	165,377	150,730
Accumulated other comprehensive income
Net unrealized gains on securities available for sale, net of tax	11,128	6,229
Net unrealized losses on derivative instruments, at fair value, net of tax	(7,264)	(709)
Net unrecognized losses on post-retirement plans, net of tax	(1,803)	(1,191)
Total accumulated other comprehensive income	2,061	4,329
Total shareholders' equity	218,876	205,995
Total liabilities and shareholders' equity	$2,302,720	$2,306,007

Statement of Income Data (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except number of shares and per share data)	2011	2010	2011	2010

Interest income
Interest and fees on loans	$18,933	$20,210	$78,174	$81,935
Interest on U.S. government and sponsored enterprise obligations	4,101	4,969	18,342	20,335
Interest on state and political subdivision obligations	378	510	1,662	2,111
Interest on federal funds sold and other investments	69	42	194	126
Total interest income	23,481	25,731	98,372	104,507
Interest expense
Interest on deposits	2,771	3,331	11,591	15,143
Interest on borrowings	1,629	2,900	8,948	12,257
Interest on junior subordinated debentures	631	709	2,614	2,817
Total interest expense	5,031	6,940	23,153	30,217
Net interest income	18,450	18,791	75,219	74,290
Provision for credit losses	1,464	1,062	4,735	6,299
Net interest income after provision for credit losses	16,986	17,729	70,484	67,991
Non-interest income
Income from fiduciary services	1,524	1,539	6,027	6,236
Service charges on deposit accounts	1,255	1,195	5,134	4,911
Other service charges and fees	886	838	3,577	3,345
Bank-owned life insurance	389	359	2,173	1,478
Brokerage and insurance commissions	313	384	1,363	1,449
Mortgage banking income, net	229	429	729	761
Net gain (loss) on sale of securities	1,988	-	2,185	(188)
Other income	541	303	1,974	3,054
Total non-interest income before other-than-temporary impairment of securities	7,125	5,047	23,162	21,046
Other-than-temporary impairment of securities	(21)	(4)	(109)	(221)
Total non-interest income	7,104	5,043	23,053	20,825
Non-interest expenses
Salaries and employee benefits	7,225	6,865	28,627	26,337
Furniture, equipment and data processing	1,255	1,251	4,773	4,647
Net occupancy	989	1,003	3,949	3,833
Consulting and professional fees	486	667	2,629	2,596
Regulatory assessments	440	719	1,955	2,868
Other real estate owned and collection costs	681	705	2,104	3,459
Amortization of identifiable intangible assets	144	143	577	577
Other expenses	4,495	2,360	10,965	8,620
Total non-interest expenses	15,715	13,713	55,579	52,937
Income before income taxes	8,375	9,059	37,958	35,879
Income taxes	2,536	2,633	11,781	11,113
Net income	$5,839	$6,426	$26,177	$24,766

Selected Financial and Per Share Data:
Return on average equity	10.52%	12.40%	12.16%	12.42%
Return on average tangible equity	13.24%	15.96%	15.42%	16.15%
Return on average assets	1.02%	1.10%	1.13%	1.09%
Efficiency ratio (1)	56.16%	56.69%	54.68%	54.59%
Basic earnings per share	$0.76	$0.84	$3.41	$3.23
Diluted earnings per share	$0.76	$0.84	$3.41	$3.23
Cash dividends declared per share	$0.75	$0.25	$1.50	$1.00
Weighted average number of common shares outstanding	7,672,769	7,657,346	7,672,126	7,655,668
Diluted weighted average number of common shares outstanding	7,679,932	7,674,056	7,679,895	7,663,498

(1) Computed by dividing non-interest expense (excluding prepayment penalties) by the sum of net interest income (tax equivalent) and non-interest income
(excluding securities gains/losses).

Asset Quality Data (unaudited)

	At or for Twelve Months Ended	At or for Nine Months Ended	At or for Six Months Ended	At or for Three Months Ended	At or for Twelve Months Ended
(In thousands)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010

Non-accrual loans:
Residential real estate	$9,503	$9,060	$8,581	$8,171	$7,225
Commercial real estate	7,830	9,596	7,661	6,442	6,072
Commercial	3,955	4,278	3,809	3,977	4,421
Consumer	2,822	1,502	1,464	1,337	1,721
Total non-accrual loans	24,110	24,436	21,515	19,927	19,439
Loans 90 days past due and accruing	236	-	-	430	711
Renegotiated loans not included above	3,276	3,310	3,447	2,584	2,295
Total non-performing loans	27,622	27,746	24,962	22,941	22,445
Other real estate owned:
Residential real estate	791	1,098	989	251	284
Commercial real estate	891	661	827	1,939	2,103
Total other real estate owned	1,682	1,759	1,816	2,190	2,387
Total non-performing assets	$29,304	$29,505	$26,778	$25,131	$24,832

Loans 30-89 days past due:
Residential real estate	$2,429	$1,447	$500	$2,739	$2,493
Commercial real estate	2,107	1,149	1,668	2,786	1,439
Commercial	911	1,226	771	1,393	928
Consumer	1,793	505	344	358	926
Total loans 30-89 days past due	$7,240	$4,327	$3,283	$7,276	$5,786

Allowance for loan losses at the beginning of the period	$22,293	$22,293	$22,293	$22,293	$20,246
Provision for loan losses	4,741	3,270	2,083	1,117	6,325
Charge-offs:
Residential real estate	1,216	1,036	797	172	1,262
Commercial real estate	1,633	946	325	231	1,382
Commercial	1,256	1,080	755	378	1,502
Consumer	920	355	140	66	1,401
Total charge-offs	5,025	3,417	2,017	847	5,547
Total recoveries	1,002	865	630	324	1,269
Net charge-offs	4,023	2,552	1,387	523	4,278
Allowance for loan losses at the end of the period	$23,011	$23,011	$22,989	$22,887	$22,293

Components of allowance for credit losses:
Allowance for loan losses	$23,011	$23,011	$22,989	$22,887	$22,293
Liability for unfunded credit commitments	20	26	31	28	25
Balance of allowance for credit losses	$23,031	$23,037	$23,020	$22,915	$22,318

Ratios:
Non-performing loans to total loans	1.82%	1.83%	1.61%	1.49%	1.47%
Non-performing assets to total assets	1.27%	1.26%	1.15%	1.08%	1.08%
Allowance for credit losses to total loans	1.52%	1.52%	1.48%	1.49%	1.46%
Net charge-offs to average loans (annualized)
Quarter-to-date	0.39%	0.30%	0.22%	0.14%	0.29%
Year-to-date	0.26%	0.22%	0.18%	0.14%	0.28%
Allowance for credit losses to non-performing loans	83.38%	83.03%	92.22%	99.89%	99.44%
Loans 30-89 days past due to total loans	0.48%	0.29%	0.21%	0.47%	0.38%

Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or for the Twelve Months Ended			At or for the Twelve Months Ended
	December 31, 2011			December 31, 2010
(In thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Securities - taxable	$564,418	$18,496	3.28%	$511,800	$20,425	3.99%
Securities - nontaxable (1)	44,112	2,556	5.79%	54,392	3,247	5.97%
Trading account assets	2,245	39	1.74%	1,973	36	1.82%
Loans: (1) (2)
Residential real estate	590,238	30,184	5.11%	620,357	33,165	5.35%
Commercial real estate	463,581	25,381	5.47%	444,153	25,486	5.74%
Commercial	175,760	9,007	5.12%	173,073	9,464	5.47%
Municipal	19,465	910	4.68%	16,417	901	5.49%
Consumer	281,596	13,010	4.62%	280,069	13,235	4.73%
Total loans	1,530,640	78,492	5.13%	1,534,069	82,251	5.36%
Total interest-earning assets	2,141,415	99,583	4.65%	2,102,234	105,959	5.04%
Cash and due from banks	36,168			33,204
Other assets	154,550			161,067
Less allowance for loan losses	(22,850)			(22,021)
Total assets	$2,309,283			$2,274,484

Liabilities & Shareholders' Equity
Interest-bearing liabilities:
Interest checking accounts	$258,322	509	0.20%	$252,692	861	0.34%
Savings accounts	171,840	426	0.25%	156,397	467	0.30%
Money market accounts	344,369	2,369	0.69%	292,510	2,408	0.82%
Certificates of deposit	431,850	6,322	1.46%	515,882	9,647	1.87%
Total retail deposits	1,206,381	9,626	0.80%	1,217,481	13,383	1.10%
Brokered deposits	120,143	1,965	1.64%	102,702	1,760	1.71%
Junior subordinated debentures	43,666	2,614	5.99%	43,565	2,817	6.47%
Borrowings	451,034	8,947	1.98%	480,897	12,257	2.55%
Total wholesale funding	614,843	13,526	2.20%	627,164	16,834	2.68%
Total interest-bearing liabilities	1,821,224	23,152	1.27%	1,844,645	30,217	1.64%

Demand deposits	246,995			207,579
Other liabilities	25,753			22,832
Shareholders' equity	215,311			199,428
Total liabilities & shareholders' equity	$2,309,283			$2,274,484

Net interest income (fully-taxable equivalent)		76,431			75,742
Less: fully-taxable equivalent adjustment		(1,212)			(1,452)
Net interest income		$75,219			$74,290

Net interest rate spread (fully-taxable equivalent)			3.38%			3.40%
Net interest margin (fully-taxable equivalent)			3.57%			3.60%

(1) Reported on tax-equivalent basis calculated using a tax rate of 35%.
(2) Non-accrual loans and loans held for sale are included in total average loans.

Selected Financial Data (unaudited)

	December 31,
	2011	2010

Tier 1 leverage capital ratio	9.59%	8.77%
Tier 1 risk-based capital ratio	14.69%	13.80%
Total risk-based capital ratio	15.95%	15.05%
Tangible equity to tangible assets (1)	7.69%	7.09%
Book value per share	$28.56	$26.90
Tangible book value per share (2)	$22.66	$20.91

Investment Data (unaudited)

	December 31, 2011
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Available for sale
Obligations of U.S. government sponsored enterprises	$29,996	$116	$(5)	$30,107
Obligations of states and political subdivisions	37,138	2,620	-	39,758
Mortgage-backed securities issued or guaranteed by
U.S. government sponsored enterprises	488,226	17,489	(331)	505,384
Private issue collateralized mortgage obligations (CMO)	12,557	-	(1,916)	10,641
Total debt securities	567,917	20,225	(2,252)	585,890
Equity securities	5,000	-	(854)	4,146
Total securities available for sale	$572,917	$20,225	$(3,106)	$590,036

Other securities
Federal Home Loan Bank Stock	$21,031	$-	$-	$21,031
Federal Reserve Bank Stock	931	-	-	931
Total other securities	$21,962	$-	$-	$21,962

Trading account assets				$2,244

(1) Computed by dividing total shareholders’ equity less goodwill and other intangible assets by total assets less goodwill and other intangible assets.
(2) Computed by dividing total shareholders’ equity less goodwill and other intangible assets by the number of common shares outstanding.

CONTACT: Susan M. Westfall, Senior Vice President, Clerk, Camden National Corporation, +1-207-230-2096, swestfall@camdennational.com